EXHIBIT 99.1

First Financial Bancorp to Acquire Flagstar Bank’s
Indiana-Based Retail Branch Locations and Deposits

Cincinnati, Ohio – August 16, 2011 – First Financial Bancorp (Nasdaq: FFBC) (“First Financial” or the “Company”) announced that its wholly-owned subsidiary, First Financial Bank, has signed a purchase and assumption agreement to acquire all 22 of the retail banking branches of Flagstar Bank, FSB (“Flagstar”) located in Indiana.  The deposits associated with Flagstar’s Indiana franchise totaled approximately $525.9 million as of June 30, 2011.

Strategic highlights of the transaction include:

▪	Significantly enhances First Financial’s presence in the key market of Indianapolis, IN
▪	Branches are located in demographically attractive areas within the Indianapolis MSA
▪	High scarcity value – very few acquisition targets available in the Indianapolis MSA with similar scale and branch footprint
▪	Provides service capabilities in other markets within the Company’s existing Indiana footprint
▪	Provides immediate scale and earlier profitability compared to building a similar branch network
▪	Franchise offers strong growth potential under the First Financial brand
▪	Positions First Financial as one of the largest community banks operating in the Indianapolis market

Claude Davis, President and Chief Executive Officer commented, “The acquisition of Flagstar’s Indiana-based franchise will assist in accelerating our growth plans in Indianapolis as 18 of the branches are located in the metropolitan area.  We are excited by the opportunity this transaction presents due to the high quality of the branch locations and the demographically attractive areas they serve.  We have been successful in building our commercial business in Indianapolis and the addition of the branches and consumer relationships will drive future growth not only in our retail banking business but across all business lines.

“Indianapolis has experienced significant banking consolidation as the top seven market share participants are all either regional or money center banks now controlling over 75% of the deposit base.  As a result, there are very few potential acquisition prospects available to build market share in a meaningful way.  The Flagstar branches, which are concentrated in populated areas within the market, represent one of the most attractive opportunities to continue building our brand in this strategically important market.

“Furthermore, the transaction provides us with service capabilities for the communities of Angola, Muncie, Richmond and Warsaw, adding to our banking center network within our greater strategic operating markets.

“We do not expect the capital needed to support the Flagstar deposit portfolio as well as the previously announced acquisition of Liberty Savings Bank, FSB’s Ohio-based branches to inhibit our ability to continue paying the variable dividend authorized by our board of directors under which we expect to payout 100% of quarterly earnings.”

Under the terms of the purchase and assumption agreement, First Financial will pay a 4.37% premium on total deposits assumed, or approximately $23.0 million based on the deposit balance mentioned above.  The assumed deposits consist of approximately $327.9 million of primarily retail accounts maintained in the acquired branches and $197.9 million of deposits held by public entities throughout the state.

First Financial expects the transaction to be accretive to 2013 diluted earnings per share.  However, the Company expects it to be modestly dilutive to 2012 diluted earnings per share excluding the effect of integration costs. The Company also estimates that it will be approximately 3.7% dilutive to tangible book value per share upon closing.  Including the effect of the Liberty acquisition, the Company estimates the combined dilution to tangible book value to be approximately 7.3%.

Subsequent to the transaction and including the impact of the Liberty acquisition, the Company estimates that its pro forma tangible common equity ratio will be approximately 9.05% and total capital ratio will be 18.90%, down from 11.11% and 21.43%, respectively, as of June 30, 2011.

The transaction is expected to close during the fourth quarter 2011 and is subject to regulatory approval and other customary closing conditions.

Press Release and Additional Information on Website
This press release as well as an investor presentation related to this transaction is available to the public through the Investor Relations section of First Financial’s website at www.bankatfirst.com/investor.

Forward-Looking Statements
Certain statements contained in this news release which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act (the ‘‘Act’’).  In addition, certain statements in future filings by First Financial with the SEC, in press releases, and in oral and written statements made by or with the approval of First Financial which are not statements of historical fact constitute forward-looking statements within the meaning of the Act.  Examples of forward-looking statements include, but are not limited to, projections of revenues, income or loss, earnings or loss per share, the payment or non-payment of dividends, capital structure and other financial items, statements of plans and objectives of First Financial or its management or board of directors, and statements of future economic performances and statements of assumptions underlying such statements.  Words such as ‘‘believes’’, ‘‘anticipates’’, “likely”, “expected”, ‘‘intends’’, and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  Management’s analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risks and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

▪	management’s ability to effectively execute its business plan;
▪
the risk that the strength of the United States economy in general and the strength of the local economies in which we conduct operations may continue to deteriorate resulting in, among other things, a further deterioration in credit quality or a reduced demand for credit, including the resultant effect on our loan portfolio, allowance for loan and lease losses and overall financial performance;

▪	the effects of the potential delay or failure of the U.S. federal government to pay its debts as they become due or make payments in the ordinary course;
▪	the ability of financial institutions to access sources of liquidity at a reasonable cost;

▪
the impact of recent upheaval in the financial markets and the effectiveness of domestic and international governmental actions taken in response, such as the U.S. Treasury’s TARP and the FDIC’s Temporary Liquidity Guarantee Program, and the effect of such governmental actions on us, our competitors and counterparties, financial markets generally and availability of credit specifically, and the U.S. and international economies, including potentially higher FDIC premiums arising from increased payments from FDIC insurance funds as a result of depository institution failures;

▪	the effect of and changes in policies and laws or regulatory agencies (notably the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act);
▪	inflation and possible changes in interest rates;
▪	our ability to keep up with technological changes;
▪	our ability to comply with the terms of loss sharing agreements with the FDIC;
▪
mergers and acquisitions, including costs or difficulties related to the integration of acquired companies and the wind-down of non-strategic operations that may be greater than expected, such as the previous activities of Irwin Union Bank & Trust Company and its former affiliates, including the risks and uncertainties associated with the Irwin Mortgage Corporation bankruptcy proceedings;

▪	the risk that exploring merger and acquisition opportunities may detract from management’s time and ability to successfully manage our company;
▪
expected cost savings in connection with the consolidation of recent acquisitions may not be fully realized or realized within the expected time frames, and deposit attrition, customer loss and revenue loss following completed acquisitions may be greater than expected;

▪	our ability to increase market share and control expenses;
▪	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and the SEC;
▪	adverse changes in the securities and debt markets;
▪	our success in recruiting and retaining the necessary personnel to support business growth and expansion and maintain sufficient expertise to support increasingly complex products and services;
▪
monetary and fiscal policies of the Board of Governors of the Federal Reserve System (Federal Reserve) and the U.S. government and other governmental initiatives affecting the financial services industry;

▪	our ability to manage loan delinquency and charge-off rates and changes in estimation of the adequacy of the allowance for loan losses; and
▪	the costs and effects of litigation and of unexpected or adverse outcomes in such litigation.

In addition, please refer to our Annual Report on Form 10-K for the year ended December 31, 2010, as well as our other filings with the SEC, for a more detailed discussion of these risks and uncertainties and other factors. Such forward-looking statements are meaningful only on the date when such statements are made, and First Financial undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such a statement is made to reflect the occurrence of unanticipated events.

About First Financial Bancorp
First Financial Bancorp is a Cincinnati, Ohio based bank holding company.  As of June 30, 2011, the Company had $6.0 billion in assets, $4.0 billion in loans, $5.0 billion in deposits and $722 million in shareholders’ equity.  The Company’s subsidiary, First Financial Bank, N.A., founded in 1863, provides banking and financial services products through its three lines of business: commercial, retail and wealth management.  The commercial and retail units provide traditional banking services to business and consumer clients.  First Financial Wealth Management provides wealth planning, portfolio management, trust and estate, brokerage and retirement plan services and had approximately $2.4 billion in assets under management as of June 30, 2011.  The Company’s strategic operating markets are located in Ohio, Indiana and Kentucky where it operates 102 banking centers.  Additional information about the Company, including its products, services and banking locations is available at www.bankatfirst.com.

Contact Information
Investors/Analysts	Media
Kenneth Lovik	Cheryl Lipp
Vice President, Investor Relations and	First Vice President, Director of Communications
Corporate Development	(513) 979-5797
(513) 979-5837	cheryl.lipp@bankatfirst.com
kenneth.lovik@bankatfirst.com